EXHIBIT 21

List of Subsidiaries as at June 30, 2003

Baynex.com Pty Ltd
(incorporated in Australia)

Bay Resources (Asia) Pty Ltd
(incorporated in Australia)

4075251 Canada Inc.
(incorporated in Canada)